CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Putnam Funds Trust:

We consent to the use of our reports, dated September 13, 2016, with respect to the financial statements of Putnam Low Volatility Equity Fund, a series of Putnam Funds Trust, and September 15, 2016 with respect to the financial statements of Putnam Strategic Volatility Equity Fund, a series of Putnam Funds Trust, included herein, and to the references to our firm under the captions Financial Highlights in the prospectus and Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

November 22, 2016